Exhibit 10.15


                             EXECUTIVE BONUS PLAN OF
                          MGIC INVESTMENT CORPORATION
                                 (the "Company")


   The Executive Bonus Plan of the Company in effect for 1997 (which is not contained in a formal plan document), applies to certain officers of the Company, including the executive officers of the Company identified in the Form 10-K for the year ended December 31, 1996. Under the Executive Bonus Plan, if the Company achieves a minimum level of net income for 1997, an executive officer will be eligible for a bonus, depending upon the executive officer's performance with regard to the achievement of individual goals, within various ranges of up to 80% or 100% of such executive officer's base salary, depending on the range applicable to the executive officer.